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                                                                    EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-41869) pertaining to the 1997 Director Stock Option Plan, the Registration Statement (Form S-8, No. 333-41867) pertaining to the 1997 Employee Stock Purchase Plan and the Registration Statement (Form S-8, No. 333-41871) pertaining to the 1997 Equity Incentive Plan of MAXIMUS, Inc. of our report dated November 13, 1998 except for the fifth paragraph of Note 3, as to which the date is March 22, 1999, with respect to the supplemental consolidated financial statements of MAXIMUS, Inc. included in this Current Report on Form 8-K dated March 30, 1999 filed with the Securities and Exchange Commission.




                                                   /s/ Ernst & Young LLP

Washington, DC
March 26, 1999